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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ]  Check box if no longer subject to Sec-
     tion 16. Form 4 or Form 5 obligations
     may continue. See Instruction 1(b).
[ ]  Form 3 Holdings Reported
[ ]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Burstein                             Lawrence                S.
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   (Last)                            (First)              (Middle)

c/o I.D. Systems, Inc.
One University Place
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                                    (Street)

Hackensack                            New Jersey              07601
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

I.D. Systems, Inc. (IDSY)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

12/2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person

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================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                               5.             6.
                                                               4.                              Amount of      Owner-
                                                               Securities Acquired (A) or      Securities     ship
                                                               Disposed of (D)                 Beneficially   Form:      7.
                                                               (Instr. 3, 4 and 5)             Owned at End   Direct     Nature of
                                    2.            3.           -----------------------------   of Issuer's    (D) or     Indirect
1.                                  Transaction   Transaction                  (A)             Fiscal Year    Indirect   Beneficial
Title of Security                   Date          Code             Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                          (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4)
 (Instr. 4)
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

Common Stock                                                                                     None
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====================================================================================================================================


                                                                          (Over)
                                                                 SEC 2270 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Options to Purchase                                                            Common
Common Stock         $7.375                                   (1)     7/1/09   Stock     15,000           15,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase                                                            Common
Common Stock         $5.625                                   (2)     1/3/10   Stock      2,000            2,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase                                                            Common
Common Stock         $8.00                                    (3)     4/3/10   Stock      5,000            5,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase                                                            Common
Common Stock         $4.25                                    (4)     7/3/10   Stock      5,000            5,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase                                                            Common
Common Stock         $3.625                                   (5)    10/2/10   Stock      5,000            5,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase                                                            Common
Common Stock         $2.63    1/2/01   A                      (6)     1/2/11   Stock      5,000            5,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase                                                            Common
Common Stock         $3.38    4/2/01   A                      (7)     4/2/11   Stock      5,000            5,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase                                                            Common
Common Stock         $5.61    7/2/01   A                      (8)     7/1/11   Stock      5,000            5,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase                                                            Common
Common Stock         $4.45   10/1/01   A                      (9)    10/1/11   Stock      5,000            5,000    D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) Exercisable on a cumulative monthly basis over a four year period beginning August 1, 1999.
(2) Exercisable on a cumulative monthly basis over a four year period beginning February 3, 2000.
(3) Exercisable on a cumulative monthly basis over a four year period beginning May 3, 2000.
(4) Exercisable on a cumulative monthly basis over a four year period beginning August 3, 2000.
(5) Exercisable on a cumulative monthly basis over a four year period beginning November 2, 2000.
(6) Exercisable on a cumulative monthly basis over a four year period beginning February 2, 2001.
(7) Exercisable on a cumulative monthly basis over a four year period beginning May 2, 2001.
(8) Exercisable on a cumulative monthly basis over a four year period beginning August 2, 2001.
(9) Exercisable on a cumulative monthly basis over a four year period beginning November 1, 2001.


/s/ Lawrence Burstein                                                2/12/02
-------------------------------------------                    -----------------
**Signature of Reporting Person                                       Date

*   If the form is filed by more than one  Reporting  Person,  see  Instruction
    4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


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